UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report: December 8, 2008

(Date of earliest event reported)

SILICON GRAPHICS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-10441	94-2789662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1140 East Arques Ave.

Sunnyvale, California 94085

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 524-1980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On December 11, 2008, Silicon Graphics, Inc. (the “Company”) announced that it initiated a plan to refine its focus and streamline its operating costs to provide for a sustainable operation in the face of a global recession. As part of this plan, the Company will reduce its workforce by approximately 225 positions, or roughly 15 percent of its workforce. The reduction will include several executive and senior-level positions. The Board of Directors approved a business plan that reflected reduced operating expenses and authorized management to design and implement a restructuring plan on December 1, 2008. Management committed to a plan of termination involving a reduction in force and lease restructuring on December 9, 2008.

The Company expects to record approximately $6.7 million of severance and other employee termination costs in connection with the restructuring, all of which will result in future cash expenditures. The workforce reduction is expected to be substantially completed by March 27, 2009. As of the date of this Form 8-K, the Company is unable in good faith to make a precise determination of costs expected to be incurred in connection with its facility cost reductions.

A copy of the Company’s press release announcing this information and certain other information is attached as Exhibit 99.1 to this filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As part of the workforce reduction discussed under Item 2.05, David Parry, Senior Vice President, and Barry Weinert, Vice President and General Counsel, will be leaving the Company. Their departure determination was made on December 8, 2008. Both will stay on during a short transition period.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.  The following document is filed as an exhibit to this report:

99.1    Press Release dated December 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SILICON GRAPHICS, INC.

Dated: December 11, 2008	By:	/s/ Gregory S. Wood
Gregory S. Wood
Senior Vice President and Chief Financial Officer